                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         The Pepsi Bottling Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

PBG LOGO

                         THE PEPSI BOTTLING GROUP, INC.
                                 One Pepsi Way
                                Somers, NY 10589

                                                                  March 31, 2000

Dear Fellow Shareholders:

     On behalf of your Board of Directors, we are pleased to invite you to attend the 2000 Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc. This meeting will be held on Wednesday, May 24, 2000 at 10:00 a.m. Eastern Daylight Time, at the Company's headquarters located at One Pepsi Way in Somers, New York.

     At this meeting, you will be asked to elect the Company's directors, approve the Company's Long-Term Incentive Plan, approve the Company's Executive Incentive Compensation Plan and to approve the Board's selection of independent auditors to audit the Company's financial statements for 2000. The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

     If you plan to attend the meeting, please check the "Annual Meeting" box on your proxy card so that we may send you an admission card.

                                          Sincerely,

                                          [/s/ Craig E. Weatherup]
                                          Craig E. Weatherup
                                          Chairman and Chief Executive Officer

PBG LOGO

                         THE PEPSI BOTTLING GROUP, INC.
                                 One Pepsi Way
                             Somers, New York 10589
--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:

     The Pepsi-Bottling Group, Inc. ("PBG" or the "Company") will hold its Annual Shareholders' Meeting at its headquarters at One Pepsi Way, Somers, New York, on Wednesday, MAY 24, 2000 at 10:00 A.M. Eastern Daylight Time, to:

    --  Elect the Company's directors;

    --  Approve the Company's Long-Term Incentive Plan;

    --  Approve the Company's Executive Incentive Compensation Plan;

    -- Approve the appointment of KPMG LLP as the Company's independent auditors; and

    -- Transact any other business that may properly come before the Annual Meeting.

     If you own shares of PBG Capital Stock as of the close of business on March 27, 2000 (the Record Date), you can vote those shares by proxy or at the Annual Meeting. If you plan to attend the Annual Meeting, you must request an admission card by checking the appropriate box on your proxy.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD, AND SIGN, DATE AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED. THE HOLDERS OF RECORD OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IN ORDER TO HOLD THE MEETING. ANY SHAREHOLDER RETURNING A PROXY MAY REVOKE IT BY VOTING AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          [/s/ Pamela C. McGuire]
                                          Pamela C. McGuire
                                          Secretary

March 31, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION ABOUT THE MEETING.......................     1
Quorum and Voting Requirements..............................     1
Admission to Annual Meeting.................................     1
PROXY ITEM NO. 1 -- ELECTION OF DIRECTORS...................     2
Meetings of the Board of Directors..........................     3
Committees of the Board of Directors........................     3
Directors' Compensation.....................................     4
Section 16 Beneficial Ownership Reporting Compliance........     5
Stock Ownership of Certain Beneficial Owners................     5
Ownership of Common Stock by Directors and Executive
  Officers..................................................     6
EXECUTIVE COMPENSATION......................................     7
Summary of Cash and Certain Other Compensation..............     7
Stock Option Grants.........................................     8
Stock Option Exercises and Holdings.........................     9
Pension Plan Table..........................................     9
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....    10
Compensation Philosophy and Programs........................    10
Base Salaries...............................................    10
Annual Cash Incentives......................................    10
Long-Term Incentives........................................    11
Other Stock Programs........................................    11
1999 Compensation of the Chairman and Chief Executive
  Officer...................................................    11
Impact of Internal Revenue Code Section 162(m)..............    12
Summary.....................................................    12
PERFORMANCE GRAPH...........................................    13
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    14
Stock Ownership and Director Relationships with PepsiCo.....    14
Agreements and Transactions with PepsiCo and Affiliates.....    14
INCENTIVE PLAN PROPOSALS -- BACKGROUND INFORMATION..........    16
PROXY ITEM NO. 2 -- APPROVAL OF LONG-TERM INCENTIVE PLAN....    17
PROXY ITEM NO. 3 -- APPROVAL OF EXECUTIVE INCENTIVE
  COMPENSATION PLAN.........................................    21
NEW PLAN BENEFITS...........................................    23
PROXY ITEM NO. 4 -- APPROVAL OF AUDITORS....................    23
OTHER MATTERS...............................................    23
YEAR 2001 SHAREHOLDERS' PROPOSALS...........................    23
GENERAL.....................................................    24
EXHIBIT A...................................................   A-1
EXHIBIT B...................................................   B-1

THE PEPSI BOTTLING GROUP, INC.
Somers, New York 10589

                                                                  March 31, 2000

                                PROXY STATEMENT

                        FOR ANNUAL MEETING TO BE HELD ON
                                  MAY 24, 2000

     The Board of Directors of The Pepsi Bottling Group, Inc., a Delaware corporation ("PBG" or the "Company"), is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 24, 2000 at PBG's headquarters, One Pepsi Way, Somers, New York for the purposes set forth in the accompanying Notice of the Meeting, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

     PBG is making its first mailing of this Proxy Statement on or about March 31, 2000.

     The Company was incorporated in January 1999 as a wholly owned subsidiary of PepsiCo, Inc. ("PepsiCo") to effect the separation of most of PepsiCo's company-owned bottling businesses. On March 31, 1999, PBG became a separate, publicly traded company.

                     GENERAL INFORMATION ABOUT THE MEETING

     QUORUM AND VOTING REQUIREMENTS. The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Capital Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees for directors. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter. If a shareholder holds shares through a broker, bank or other nominee, generally the nominee may vote the shares it holds in accordance with instructions received. However, if a broker does not receive voting instructions from the beneficial owner of shares on a particular matter ("broker non-votes"), those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast "for" or "against" the matter.

     Only shareholders of record at the close of business on March 27, 2000 are entitled to vote at the Annual Meeting. Any shareholder returning a proxy may revoke it by casting a ballot at the Annual Meeting. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors' recommendations.

     PBG's Capital Stock includes both Common Stock and Class B Common Stock. At March 27, 2000, the record date, there were 148,169,829 shares of PBG Common Stock outstanding and 88,350 shares of Class B Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting. The holders of Class B Common Stock are entitled to 250 votes per share. All outstanding shares of Class B Common Stock are held by PepsiCo.

     ADMISSION TO ANNUAL MEETING. If you are a registered owner and plan to attend the meeting in person, please check the "Annual Meeting" box on the proxy so that we may send you an admission card. A beneficial owner who plans to attend the meeting may obtain an admission ticket in advance by sending a written request, with proof of ownership (such as a bank or brokerage firm account statement) to the Company's transfer agent, The Bank of New York, 101 Barclay Street, New York, New York 10286. Admittance to the Annual Meeting will be based upon availability of seating.

     Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions desk.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     The Board of Directors proposes the following nine nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.
--------------------------------------------------------------------------------

     LINDA G. ALVARADO, 47, was elected to PBG's Board in March 1999. She is the President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, industrial, environmental and heavy engineering projects, a position she assumed in 1976. Ms. Alvarado is also a director of Pitney Bowes, Inc., Engelhard Corp., U.S. West, Inc. and Lennox International.
--------------------------------------------------------------------------------

     BARRY H. BERACHA, 58, was elected to PBG's Board in March 1999. He has been the Chairman of the Board and Chief Executive Officer of The Earthgrains Company since 1993. Earthgrains was formerly part of Anheuser-Busch Companies, where Mr. Beracha served from 1967 to 1996. From 1979 to 1993, he held the position of Chairman of the Board of Anheuser-Busch Recycling Corporation. From 1976 to 1995, Mr. Beracha was also Chairman of the Board of Metal Container Corporation. Mr. Beracha is also a director of St. Louis University.
--------------------------------------------------------------------------------

     JOHN T. CAHILL, 42, was elected to PBG's Board in January 1999. He is the Executive Vice President and Chief Financial Officer of PBG. He was Executive Vice President and Chief Financial Officer of the Pepsi-Cola Company from April 1998 to November 1998. Prior to that, Mr. Cahill was Senior Vice President and Treasurer of PepsiCo, having been appointed to that position in April 1997. In 1996, he became Senior Vice President and Chief Financial Officer of Pepsi-Cola North America. Mr. Cahill joined PepsiCo in 1989 and held several other senior financial positions through 1996.
--------------------------------------------------------------------------------

     THOMAS W. JONES, 50, was elected to PBG's Board in March 1999. Mr. Jones is the Chairman and CEO, Global Investment Management and Private Banking Group, for Citigroup. He also is the Co-Chairman and Chief Executive Officer of SSB Citi Asset Management Group, a position he assumed in October 1998. Previously Mr. Jones was Chairman and Chief Executive Officer of Salomon Smith Barney Asset Management. From 1995 to 1997, Mr. Jones served as Vice Chairman of the Teachers Insurance and Annuity Association -- College Retirement Equities Fund, where he also served as President and Chief Operating Officer from 1993 to 1997, and Chief Financial Officer from 1989 to 1993. Mr. Jones is also a director of the Federal Home Loan Mortgage Corporation (Freddie Mac).
--------------------------------------------------------------------------------

     THOMAS H. KEAN, 64, was elected to PBG's Board in March 1999. Mr. Kean has been the President of Drew University since 1990 and was the Governor of the State of New Jersey from 1982 to 1990. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, Bell Atlantic, Fiduciary Trust Company International and United Healthcare Corporation. He is also Chairman of Carnegie Corporation of New York.
--------------------------------------------------------------------------------

     SUSAN D. KRONICK, 48, was elected to PBG's Board in March 1999. She is Chairman and Chief Executive Officer of Burdines, a division of Federated Department Stores, a position she has held since June 1997. From 1993 to 1997, Ms. Kronick served as President of Federated's Rich's/ Lazarus/Goldsmith's division. She spent the previous 20 years at Bloomingdale's, where her last position was as Senior Executive Vice President and Director of Stores. Ms. Kronick is also a director of Union Planters National Bank in Miami.

--------------------------------------------------------------------------------

     ROBERT F. SHARPE, JR., 48, was elected to PBG's Board in March 1999. He is the Senior Vice President, Public Affairs, General Counsel and Secretary of PepsiCo. He joined PepsiCo in January 1998 as Senior Vice President, General Counsel and Secretary. Mr. Sharpe was Senior Vice President and General Counsel of RJR Nabisco Holdings Corp. from 1996 until 1998. He was previously Vice President, Tyco International Ltd. from 1994 to 1996 and Vice President, Assistant General Counsel and Secretary of RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. from 1989 to 1994. Mr. Sharpe is also a director of Whitman Corporation.
--------------------------------------------------------------------------------

     KARL M. VON DER HEYDEN, 63, was elected to PBG's Board in March 1999. He has been Vice Chairman of the Board of PepsiCo since September 1996. He also served as Chief Financial Officer of PepsiCo from 1996 until March 1998. Mr. von der Heyden was Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc. from March through May 1993 and Chief Financial Officer from 1989 to 1993. He served as President and Chief Executive Officer of Metallgesellschaft Corp. from 1993 to 1994. Mr. von der Heyden is also a director of Federated Department Stores, Inc., AstraZeneca PLC and Whitman Corporation.
--------------------------------------------------------------------------------

     CRAIG E. WEATHERUP, 54, was elected to PBG's Board in January 1999. He has been Chairman of the Board and Chief Executive Officer of PBG since March 1999. He served on the Board of Directors of PepsiCo from 1996 until March 1999. Prior to becoming Chairman and Chief Executive Officer of PBG, he served as Chairman and Chief Executive Officer of the Pepsi-Cola Company since July 1996. He was appointed President of the Pepsi-Cola Company in 1988, President and Chief Executive Officer of Pepsi-Cola North America in 1991, and served as PepsiCo's President in 1996. Mr. Weatherup is also a director of Federated Department Stores, Inc. and Starbucks Corporation.
--------------------------------------------------------------------------------

     If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS.

     MEETINGS OF THE BOARD OF DIRECTORS. PBG's Board of Directors held three regular meetings and one telephonic meeting during fiscal year 1999. Attendance by incumbent directors at all Board and Committee meetings was 100%.

     COMMITTEES OF THE BOARD OF DIRECTORS. The Board of Directors has three standing committees: Audit and Affiliated Transactions, Compensation and Management Development (including a Compensation Subcommittee consisting solely of "outside directors"), and Nominating and Corporate Governance.

     The Audit and Affiliated Transactions Committee consists of Barry H. Beracha, Susan D. Kronick and Thomas W. Jones, who serves as Chairperson. The Audit and Affiliated Transactions Committee's responsibilities include: (i) recommending to the Board the selection, retention or termination of the Company's independent auditors; (ii) approving the level of non-audit services provided by the independent auditors; (iii) reviewing the scope and results of the work of the Company's internal auditors; (iv) reviewing the scope and approving the estimated cost of the annual audit and reviewing the results of the audit; (v) reviewing the annual and quarterly financial statements; (vi) reviewing the adequacy of the Company's system of internal accounting controls;
(vii) reviewing any significant recommendations made by the auditors with respect to changes in accounting procedures and internal accounting controls;
(viii) ensuring that the Company has the appropriate systems and processes in place relating to compliance with applicable laws and regulations; and (ix) reporting to the Board on the results of its review and making recommenda-tions as it may deem appropriate. The Audit and Affiliated Transactions Committee also reviews transactions between the Company and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. The Audit and Affiliated Transactions Committee held three meetings during fiscal 1999.

     The Compensation and Management Development Committee consists of Linda G. Alvarado, Thomas W. Jones, Thomas H. Kean, Susan D. Kronick, Robert F. Sharpe, Jr., Karl M. von der Heyden and Barry H. Beracha, who serves as Chairperson. The Compensation and Management Development Committee's responsibilities include:
(i) reviewing the Company's compensation and benefits philosophy; (ii) approving and, where appropriate, recommending to the shareholders for approval annual and long-term executive compensation programs or any changes in such plans; (iii) evaluating, in conjunction with the Nominating and Corporate Governance Committee, the performance of the Chairman and CEO and approving the Chairman and CEO's base salary; (iv) evaluating the performance of the other executive officers and approving their base salaries; (v) approving the aggregate amount for annual bonus awards; (vi) approving awards under stock-based plans (other than to the Chairman and CEO and other named executive officers); and (vii) reviewing management succession planning.

     In addition, for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and Rule 16b-3 of the Securities Exchange Act of 1934, the Board of Directors has established a Compensation Subcommittee, consisting of Linda G. Alvarado, Barry H. Beracha, Thomas W. Jones, Thomas H. Kean and Susan D. Kronick, all of whom are "outside" and "non-employee" directors. The Compensation Subcommittee's responsibilities include: (i) administering PBG's annual and long-term executive compensation plans with respect to the Company's executive officers and other executives deemed covered by Section 162(m) of the Code (the "Covered Executives"); (ii) approving performance goals, maximum awards and payout schedules for annual incentive awards for the Covered Executives; (iii) certifying performance and approving annual incentive awards for the Covered Executives; and (iv) approving awards of long-term incentives to the Covered Executives. The Compensation and Management Development Committee and Compensation Subcommittee held three regular meetings and one telephonic meeting during fiscal 1999.

     The Nominating and Corporate Governance Committee consists of Linda G. Alvarado and Thomas H. Kean, who serves as Chairperson. The Nominating and Corporate Governance Committee's responsibilities include: (i) identifying candidates for future Board membership and proposing criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting; (ii) periodically assessing and reporting to the Board on Board performance and effectiveness; (iii) periodically reviewing and making recommendations to the Board concerning the composition, size and structure of the Board and its Committees; (iv) periodically reviewing and recommending the compensation for non-employee directors; and (v) in conjunction with the Compensation and Management Development Committee, advising the Board in its periodic evaluation of the Chairman and CEO's performance. The Nominating and Corporate Governance Committee held two meetings during fiscal 1999. The Committee does not solicit director nominations, but will consider recommendations sent to the Secretary of The Pepsi Bottling Group, Inc. at One Pepsi Way, Somers, New York, 10589.

     DIRECTORS' COMPENSATION. Employee directors do not receive additional compensation for serving on the Board of Directors. Non-employee Directors receive a one-time grant of $25,000 in restricted PBG Common Stock upon joining the Board of Directors. This may be converted to phantom stock and deferred until the director leaves the Board. In addition, non-employee directors receive an annual grant of options to purchase $225,000 of PBG Common Stock. Options are granted at fair market value and may be exercised for up to ten years while serving on the Board (the full ten-year term applies in the case of death or disability). Options may be converted into PBG Common Stock at a ratio of three options for each share of common stock. Options converted to common stock may in turn be deferred as phantom stock for a minimum period of two years. Directors do not receive retirement, health or life insurance benefits and do not receive additional fees for meeting attendance or acting as Committee Chairperson.

     SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Capital Stock of the Company held by such persons. Officers, directors and greater-than-ten percent shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to all of its officers and directors were complied with during fiscal 1999, except one filing covering the initial holdings of phantom stock units and stock options of Eric J. Foss which was inadvertently filed late on Form 5.

     STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. Based on Schedule 13G filings, shareholders holding 5% or more of PBG Capital Stock as of February 22, 2000, were:

NAME AND ADDRESS                                                NUMBER OF SHARES      PERCENT
OF BENEFICIAL OWNER                       TITLE OF CLASS       BENEFICIALLY OWNED     OF CLASS
-------------------                    --------------------    ------------------    ----------
1) PepsiCo, Inc.(1)..................  Class B Common Stock            88,350            100%
   Anderson Hill Road.                 Common Stock                54,917,329           36.9%(3)
   Purchase, NY 10577

2) AXA Financial, Inc.(2)............  Common Stock                19,221,450           12.9%(3)
   1290 Sixth Avenue
   New York, NY 10104

---------------
(1) PepsiCo owns 100% of PBG's Class B Common Stock and 36.9% of PBG's Common Stock providing it with a combined voting power of 45% of PBG's Capital Stock.

(2) AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated) and its parent, AXA Assurances I.A.R.D. Mutuelle, reported their beneficial ownership as of December 31, 1999, on a Schedule 13G filed with the Securities and Exchange Commission. The filing indicates that AXA has sole voting power for 5,315,600 shares, shared voting power for 13,117,000 shares, sole dispositive power for 17,484,950 shares and shared dispositive power for 1,736,500 shares.

(3) Percentages are calculated based upon the number of outstanding shares of PBG Common Stock as of February 22, 2000.

     OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS. The following table shows, as of February 22, 2000, the shares of PBG Common Stock beneficially owned by (i) each director (including nominees), (ii) each executive officer of the Company named in the Summary Compensation Table, and
(iii) all directors and executive officers as a group. Except as otherwise noted, each of the following persons has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or her. None of the following persons individually, or as a group holds in excess of one percent of PBG's Common Stock. PBG's internal stock ownership guidelines call for the Chairman and CEO to own PBG Common Stock (or deferral plan units) with a value equal to 5 times his current base salary within five years and for other key senior officers to own from 1 to 3 times their current base salaries within five years. For 1999, 100% of PBG's key senior officers met or exceeded their first year stock ownership guideline requirement.

NAME OF INDIVIDUAL OR                               NUMBER OF SHARES     DEFERRAL
NUMBER OF PERSONS IN GROUP                         BENEFICIALLY OWNED    PLANS(1)        TOTAL
--------------------------                         ------------------    --------      ---------
Linda G. Alvarado................................         1,000            1,087(2)        2,087
Barry H. Beracha.................................         3,087                0           3,087
John T. Cahill...................................        82,501           50,091         132,592
Eric J. Foss.....................................        51,227           23,320          74,547
Thomas W. Jones..................................         5,000            4,348(2)(3)     9,348
Margaret D. Moore................................       132,972(4)        10,755         143,727
Thomas H. Kean...................................         2,000            1,087(2)        3,087
Susan D. Kronick.................................         1,000            1,087(2)        2,087
Pamela C. McGuire................................        43,210                0          43,210
Robert F. Sharpe, Jr.............................         2,000(5)         1,087(2)        3,087
Karl M. von der Heyden...........................        10,000(5)         1,087(2)       11,087
Craig E. Weatherup...............................       450,537(6)       224,402         674,939
All directors and named executive officers as a
  group (13 PERSONS).............................       815,834          330,059       1,145,893

---------------
(1) Units denominated as Phantom Stock under deferred compensation arrangements.

(2) Includes the initial grant of Restricted Stock that was converted to Phantom Stock and deferred at the election of the director.

(3) Also, includes 3,261 shares of Phantom Stock which was deferred.

(4) Includes 1,500 shares of Common Stock held indirectly through minor children. Also includes 117,391 shares of Common Stock, which Ms. Moore has a right to acquire.

(5) Mr. Sharpe and Mr. von der Heyden disclaim any beneficial ownership they may have in PepsiCo's shares of PBG Capital Stock.

(6) The shares shown include 362,319 shares of Common Stock, which Mr. Weatherup has a right to acquire within 60 days.

                             EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table provides information on compensation earned and stock options awarded for the years indicated by PBG to its Chief Executive Officer and four other most highly compensated executive officers as of the end of the Company's 1999 fiscal year in accordance with the rules of the Securities and Exchange Commission. These five individuals are referred to in this proxy statement as the named executive officers. Amounts shown include compensation paid or awarded to the named executive officers for periods prior to the Initial Public Offering ("IPO").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                              COMPEN-
                                                                               SATION
                                         ANNUAL COMPENSATION                   AWARDS
                             --------------------------------------------    ----------
                                                                             SECURITIES
                                                                               UNDER-
                                                             OTHER ANNUAL      LYING       ALL OTHER
                                                             COMPENSATION     OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)    BONUS($)        ($)           (#)(1)         ($)
---------------------------  ----   ---------   ----------   ------------    ----------   ------------
Craig E. Weatherup.......    1999   $800,000    $1,200,000     $168,143(2)   1,086,957     $   12,411(3)
  Chairman and Chief         1998    792,307       844,000      131,182        156,486         11,698
  Executive Officer
John T. Cahill...........    1999    468,077       531,250        7,608        264,130      1,000,000(4)
  Executive Vice             1998    357,577       237,500        7,065         51,490             --
  President and Chief
  Financial Officer
Eric J. Foss.............    1998    296,815       260,000      157,506(5)     138,261        750,000(4)
  Senior Vice President,     1999    296,319       156,910      360,216         37,388             --
  U.S. Sales and Field
  Operations
Pamela C. McGuire........    1999    261,750       223,440        4,949        143,478        500,000(4)
  Senior Vice President,     1998    217,408        93,680        4,949         17,066             --
  General Counsel and
  Secretary
Margaret D. Moore........    1999    291,850       206,250        5,831        117,391              0(6)
  Senior Vice President      1998    264,708       136,450        6,224         31,428             --
  and Treasurer

---------------
(1) Represents "Founders' Grant" stock options awarded March 30, 1999 and PepsiCo stock options awarded in 1998.

(2) This amount includes, but is not limited to, benefits from the use of corporate transportation and reimbursement for appropriate tax-related expenses.

(3) This amount includes $11,526 in preferential earnings on income deferred by Mr. Weatherup. In order to earn a preferential return, Mr. Weatherup elected a risk feature under which, if he terminated his employment, he would forfeit all his deferred income. In addition, this amount includes $885, which reflects a portion of the annual cost of a life insurance policy on the life of Mr. Weatherup paid for by PBG. If Mr. Weatherup dies while employed by the Company, the Company is reimbursed for its payments from the proceeds of the policy.

(4) This amount reflects a one-time supplemental executive incentive compensation award (under the Executive Incentive Compensation Plan) to recognize key managers for superior business results, to ensure management continuity and a smooth transition as a public company. The cash amount was paid into a defined contribution trust by the Company and invested in PBG Common Stock to strengthen the link between compensation and value creation for PBG shareholders. Generally, in order for the executive officer to receive payment of the award, he or she must remain employed by the Company through the vesting date of March 30, 2003. Mr. Weatherup did not receive this supplemental award.

(5) This amount includes, but is not limited to, reimbursement for appropriate tax-related expenses incurred during Mr. Foss's foreign assignment.

(6) Ms. Moore did not receive a supplemental award due to her employment by PepsiCo effective January 4, 2000.

     STOCK OPTION GRANTS. The following table presents information with respect to stock option grants that were made during the fiscal year ending December 25, 1999 to each of the named executive officers. All options granted by the Company in 1999 were non-qualified stock options, and no stock appreciation rights ("SARs") were granted in 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                          NUMBER OF        % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                         SECURITIES         OPTIONS                                  AT ASSUMED ANNUAL RATES
                           UNDER-          GRANTED TO    EXERCISE                  OF STOCK PRICE APPRECIATION
                            LYING          EMPLOYEES     OR BASE                         FOR OPTION TERM
                           OPTIONS         IN FISCAL      PRICE      EXPIRATION    ----------------------------
NAME                     GRANTED(#)         YEAR(1)       ($/SH)        DATE         5%($)(2)       10%($)(2)
----                     -----------       ----------    --------    ----------    ------------    ------------
Craig E. Weatherup.....    1,086,957(3)(4)    9.0%        $23.00      3/30/09      $15,722,366     $39,843,567
John T. Cahill.........      264,130(5)       2.2%         23.00      3/30/09        3,820,535       9,681,985
Eric J. Foss...........      138,261(5)       1.1%         23.00      3/30/09        1,999,885       5,068,101
Pamela C. McGuire......      143,478(5)       1.2%         23.00      3/30/09        2,075,352       5,259,350
Margaret D. Moore......      117,391(5)       1.0%         23.00      3/30/09        1,698,015       4,303,105

---------------
(1) Approximately 12,100,000 options were granted to approximately 37,000 employees during the fiscal year.

(2) The 5% and 10% rates of appreciation are based on a ten year option term and were specified by the SEC. These rates are not intended to forecast future appreciation, if any, of PBG's stock. If PBG's stock does not increase in value beyond the $23 grant price, then the option grants described in the table will be valueless.

(3) Mr. Weatherup's award was a special Founder's Grant designed to reflect multiple years, and recognizes the cancellation of unexercised PepsiCo options prior to the IPO.

(4) One-third of Mr. Weatherup's options will become exercisable March 30, 2000, one-third will become exercisable March 30, 2001, and the remaining one-third will become exercisable March 30, 2002.

(5) Options will become exercisable March 30, 2002; except Ms. Moore's options which have accelerated vesting due to her employment by PepsiCo effective January 4, 2000.

     STOCK OPTION EXERCISES AND HOLDINGS. No company-granted options were exercised during the last fiscal year by named executive officers. The following table presents information with respect to the status and current value of unexercised stock options held as of December 25, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION VALUES(1)

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-
                              SHARES                        OPTIONS AT FY-END          THE-MONEY OPTIONS AT FY-END
                            ACQUIRED ON     VALUE      ----------------------------    ----------------------------
NAME                        EXERCISE(#)    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                        -----------    --------    -----------    -------------    -----------    -------------
Craig E. Weatherup........       0            0             0           1,086,957           0               0
John T. Cahill............       0            0             0             264,130           0               0
Eric J. Foss..............       0            0             0             138,261           0               0
Pamela C. McGuire.........       0            0             0             143,478           0               0
Margaret D. Moore.........       0            0             0             117,391           0               0

---------------
(1) The closing price of PBG Common Stock on December 23, 1999, the last trading day prior to PBG's fiscal year end, was $16.125.

                               PENSION PLAN TABLE

     The Company has adopted the PBG Salaried Employees Retirement Plan and the PBG Pension Equalization Plan. The annual benefits payable under these two pension plans to employees with five or more years of service at age 65 are, for the first 10 years of credited service, 30% of the employee's highest consecutive five-year average annual earnings plus an additional 1% of the employee's highest consecutive five-year average annual earnings for each additional year of credited service over ten years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years). Under the PBG plans, when an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2000 for the following pay classifications and years of service are expected to be:

                                YEARS OF SERVICE

REMUNERATION      20          25           30           35
------------   --------   ----------   ----------   ----------
 $  250,000    $ 96,900   $  108,630   $  120,360   $  132,080
    500,000     196,900      221,130      245,360      269,580
    750,000     296,900      333,630      370,360      407,080
  1,000,000     396,900      446,130      495,360      544,580
  1,250,000     496,900      558,630      620,360      682,080
  1,500,000     596,900      671,130      745,360      819,580
  1,750,000     696,900      783,630      870,360      957,080
  2,000,000     796,900      896,130      995,360    1,094,580
  2,250,000     896,900    1,008,630    1,120,360    1,232,080
  2,500,000     996,900    1,121,130    1,245,360    1,369,580

     The pay covered by the pension plans noted above is based on the salary and bonus shown in the Summary Compensation Table on page 9 for each of the named executive officers. The years of credited service as of January 1, 2000 for the named executive officers are as follows: 25 years for Mr. Weatherup; 10 years for Mr. Cahill; 17 years for Mr. Foss; 22 years for Ms. McGuire and 26 years for Ms. Moore.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee is responsible for providing thought leadership in the development of a compensation and benefits philosophy that drives Company performance and shareholder interests and ensures that the Company continues to attract and retain highly qualified management.

     COMPENSATION PHILOSOPHY AND PROGRAMS. As a new public company, PBG is focused on maximizing value for its shareholders by consistently delivering superior business results. The Committee's goal is to ensure PBG's executive compensation programs are designed to enable the Company to attract, retain, and motivate global executive talent whose performance is critical to the Company's success. PBG's executive compensation programs provide key employees with the opportunity to receive fixed and variable pay through annual and long-term incentives. These programs were developed based on the following principles:

     - Align the interests of shareholders, the Company, and executives by placing particular emphasis on long-term stock based and ownership programs that foster a strong relationship between shareholder return and executive compensation.

     - Attract and retain key talent by providing a total compensation package that is competitive within our industry, rewards executives for superior performance and builds employee wealth over the long-term.

     - Develop programs that are (i) appropriate within our financial structure; and (ii) simple and straightforward so that employees have a clear understanding of the business results required to earn variable pay.

     In addition, the Committee annually examines annual and long-term compensation levels for executives against a peer group made up of comparably sized companies from the consumer goods, bottling, retail and service industries. These companies include some of the companies in the indices included on the Performance Graph on page 13. The Committee believes that targeting compensation at a level comparable to this group of companies appropriately reflects the labor market for Company executives.

     PBG's executives are eligible for three compensation components: (1) base salary, (2) annual cash incentives, and (3) long-term incentives.

     BASE SALARIES. The Company's executive salary structure is based on broad salary bands. Executive base pay is targeted at the 75th percentile of the comparator group of companies. Individual base salaries are determined based on a targeted pay level for each position within each salary band. Annual increases are based on individual performance, experience and responsibilities, and reflect the Company's philosophy of paying for performance against underlying job accountabilities.

     ANNUAL CASH INCENTIVES. Executive officers are eligible to receive annual cash incentives under the Executive Incentive Compensation Plan ("EICP"). The plan's objectives are to support the attainment of PBG's business and performance goals by placing a sizeable percentage of pay at risk. The plan includes specific goals for each organizational level that reflect PBG's team-based approach. The primary PBG performance goal is based on earnings before interest, taxes, depreciation and amortization ("EBITDA"). Team performance goals at the local level are based on profit and volume measures. Individual payouts are based on an executive's bonus target and attainment of these pre-established goal(s).

     In order to ensure compliance under Section 162(m) of the Code, the Compensation Subcommittee (made up entirely of "outside directors") determines the annual and long-term incentives for the executive officers and other officers deemed covered by Section 162(m). In 1999, the pre-established incentive goal for the named executive officers was based 100% on EBITDA. No payment is made to the named executive officers if a minimum EBITDA target is not met. Once the minimum or higher EBITDA target is achieved, the named executive officer is eligible to receive a related maximum award. The Subcommittee may then exercise discretion to decrease (but not increase) the amount payable to the named executive officers. Pursuant to the terms of the EICP, the Subcommittee certified the results against the performance objectives and approved the annual incentive awards for the named executive officers.

     In 1999, the Company decided to grant a special one-time supplemental executive incentive compensation award to key management employees (excluding the Chairman and CEO). This award is intended to recognize superior business results and to ensure management continuity during the critical period following the IPO. This cash-based award has a mandatory deferral feature of two years to maximize its retention value. In addition, for a select number of the most senior executives, the cash amount was invested in PBG Common Stock to strengthen the link between compensation and value creation for PBG shareholders. The supplemental award for these executives will be deferred for three years, rather than the two-year deferral period for key management employees.

     LONG-TERM INCENTIVES. The Company provides long-term incentives through the 1999 Long-Term Incentive Plan ("LTIP"). These long-term incentives may include non-qualified stock options, performance units, incentive stock options, stock appreciation rights, and restricted stock grants. The objective of the LTIP is to provide a long-term focus that links executive compensation to the creation of shareholder value and balances the short-term focus of the annual incentives and base pay.

     Non-qualified stock options are the primary long-term incentive vehicle of the Company. Individual grants are tied to an executive's salary band and current base salary and are targeted at the 75th percentile of the peer group. In 1999, the Company, upon the approval of its sole shareholder, issued a one-time Founder's Grant of stock options to key employees of PBG and its subsidiaries in lieu of a standard grant and in recognition of the IPO. Each Founder's Grant option was granted at the fair market value of the underlying Common Stock on March 30, 1999. The Founder's Grant will become vested after three years and has a term of ten years from the date of the grant, except for the Chairman and CEO, as described below.

     OTHER STOCK PROGRAMS. The Committee has established stock ownership guidelines for the Company's most senior executives. The guidelines vary from one to five times annual salary. Ownership levels are measured annually and affected employees must meet or exceed the guidelines within five years of implementation. In 1999, 100% of PBG's executives met or exceeded their annual requirement.

     In addition, to foster stock ownership at all levels, PBG issued a Founder's Grant of stock options in recognition of the IPO to all non-executive employees.

     1999 COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER. In 1999, Mr. Weatherup's annual salary remained at $800,000, which is slightly below the median of PBG's peer group. He did not receive an increase at the time of the IPO or during 1999.

     In 1999, Mr. Weatherup also received a one-time Founder's Grant of stock options at the time of the IPO. Each Founder's Grant option was granted at the fair market value of the underlying Common Stock on March 30, 1999. For Mr. Weatherup, the Founder's Grant will vest pro-rata over a three-year period beginning on March 30, 2000 and has a term of ten years from the date of the grant. As noted above, the Founder's Grant for Mr. Weatherup was to reflect multiple years and recognizes the cancellation of PepsiCo options prior to the IPO.

     Like the other named executive officers, no annual incentive is paid to Mr. Weatherup if a minimum EBITDA target is not met. Once the minimum or higher EBITDA target is achieved, Mr. Weatherup is eligible to receive a related maximum award. The Subcommittee will then determine the actual award, which may not exceed the maximum. In doing so, financial and non-financial performance measures are considered. The non-financial measures for 1999 included:

(i) the successful transformation of PBG into a public company; (ii) the establishment of a strong operating culture; and (iii) the achievement of PBG's business strategy. The financial measure for 1999 was based 100% on the attainment of a predetermined EBITDA target. After combining the achievement of both the financial and non-financial performance measures, and in order to acknowledge Mr. Weatherup's significant contributions to PBG's success in 1999, the Subcommittee awarded Mr. Weatherup a bonus of $1,200,000.

     IMPACT OF INTERNAL REVENUE CODE SECTION 162(M). Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee and the Subcommittee believe the EICP and LTIP satisfy the requirements for exemption under Internal Revenue Code Section 162(m). Payments made under these plans are generally expected to qualify as performance-based compensation and to constitute the majority of aggregate incentive payments for the named executive officers.

     For 1999, the annual salary paid to Mr. Weatherup and the other named executive officers was in each case less than one million dollars. The 1999 annual incentives were all paid pursuant to the EICP and will, therefore, be deductible when paid. The stock option awards made to executive officers under the terms of the LTIP are exempt as performance-based compensation for purposes of calculating the one million-dollar limit. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible.

     SUMMARY. The Compensation Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management, in particular through employee stock ownership. The Committee feels that the awards made in 1999 were competitive and appropriate, and serve shareholders' long-term interests.

Respectfully submitted,
The Compensation and Management Development Committee

Barry H. Beracha (Chairperson)                   Susan D. Kronick
Linda G. Alvarado                                Robert F. Sharpe, Jr.
Thomas W. Jones                                  Karl M. von der Heyden
Thomas H. Kean

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative total return of the Company's Common Stock to the S&P 500 Stock Index and to an index of peer companies selected by the Company. The peer group consists of Coca-Cola Amatil Limited, Coca-Cola Bottling Co. Consolidated, Coca-Cola Enterprises Inc., Panamerican Beverages, Inc. and Whitman Corporation. The graph assumes the return on $100 invested on March 31, 1999, the day the shares of PBG's Common Stock began trading on the New York Stock Exchange, to December 25, 1999, the last day of the Company's fiscal year. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured and includes the subsequent reinvestment of dividends on a quarterly basis.
[PBG COMMON STOCK PERFORMANCE GRAPH]

                       PBG     BOTTLING GROUP INDEX**          S & P 500 INDEX
                       ---     ----------------------          ---------------
3/31/99              100.00            100.00                      100.00
Q2 '99               101.00            110.00                      101.00
Q3 '99                92.00             91.00                      106.00
Q4 '99                75.00             70.00                      114.00

 * PBG's share price was $16.125 on December 23, 1999 (the last trading day before fiscal year end).

** Bottling Group Index includes Coca-Cola Amatil Limited, Coca-Cola Bottling
   Co. Consolidated, Coca-Cola Enterprises, Inc., Panamerican Beverages, Inc. and Whitman Corporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     STOCK OWNERSHIP AND DIRECTOR RELATIONSHIPS WITH PEPSICO. PBG was initially incorporated in January 1999 as a wholly owned subsidiary of PepsiCo to effect the separation of most of PepsiCo's company-owned bottling businesses. PBG became a publicly traded company on March 31, 1999. At February 22, 2000, PepsiCo's ownership represented 36.9% of the outstanding Common Stock and 100% of the outstanding Class B Common Stock together representing 45% of the voting power of all classes of PBG's voting stock. PepsiCo also owns 7.1% of the equity of Bottling Group, LLC, PBG's principal operating subsidiary, giving PepsiCo economic ownership of 41.4% of PBG's combined operations. In addition, two directors of PBG, Robert F. Sharpe, Jr. and Karl M. von der Heyden, are executive officers of PepsiCo.

     AGREEMENTS AND TRANSACTIONS WITH PEPSICO AND AFFILIATES. PBG and PepsiCo (and certain of its affiliates) have entered into transactions and agreements with one another, incident to their respective businesses, and PBG and PepsiCo are expected to enter into material transactions and agreements from time to time in the future. The term PBG as used in this section includes PBG and its subsidiaries.

     Material agreements and transactions between PBG and PepsiCo (and certain of its affiliates) during 1999 are described below.

     Beverage Agreements and Purchases of Concentrates and Finished
Products. PBG purchases concentrates from PepsiCo and manufactures, packages, distributes and sells carbonated and non-carbonated beverages under license agreements with PepsiCo. These agreements give PBG the right to manufacture, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. The agreements also provide PepsiCo with the ability to set prices of such concentrates, as well as the terms of payment and other terms and conditions under which PBG purchases such concentrates. In addition, PBG bottles water under the Aquafina trademark pursuant to an agreement with PepsiCo, which provides for the payment of a royalty fee to PepsiCo. In certain instances, PBG purchases finished beverage products from PepsiCo.

     During 1999, total payments by PBG to PepsiCo for concentrates, royalties and finished beverage products were approximately $1.4 billion.

     PBG Manufacturing Services. PBG provides manufacturing services to PepsiCo in connection with the production of certain finished beverage products. In 1999, amounts paid or payable by PepsiCo to PBG for these services were approximately $25.5 million.

     Purchase of Finished Product from Joint Ventures. PBG purchases tea, concentrate and finished beverage products from the Pepsi/Lipton Tea Partnership, a joint venture of Pepsi-Cola North America, a division of PepsiCo, and Lipton (the "Partnership"). During 1999, total amounts paid or payable to PepsiCo for the benefit of the Partnership were approximately $114.5 million. In addition, PBG provides certain manufacturing services in connection with the hot-filled tea products of the Partnership to PepsiCo for the benefit of the Partnership. In 1999, amounts paid or payable by PepsiCo to PBG for these services were approximately $12.6 million.

     PBG purchases finished beverage products from the North American Coffee Partnership, a joint venture of Pepsi-Cola North America and Starbucks. During 1999, amounts paid or payable to the Pepsi/Starbucks Coffee Partnership by PBG were approximately $81.8 million.

     Purchase of Snack Food Products from Frito-Lay, Inc. PBG purchases snack food products from Frito-Lay, Inc., a subsidiary of PepsiCo, for the sale and distribution through all of Russia except for Moscow. In 1999, amounts paid or payable by PBG to Frito-Lay, Inc. were approximately $3.6 million.

     Shared Services. PepsiCo provides various services to PBG pursuant to a shared services agreement, including procurement of raw materials, processing of accounts payable and credit and collection, certain tax and treasury services and information technology maintenance and systems development. During 1999, amounts paid or payable to PepsiCo for shared services totaled approximately $112.7 million.

     Pursuant to the shared services agreement PBG provides certain employee benefit services to PepsiCo. During 1999, payments to PBG from PepsiCo for these services totaled approximately $182,000.

     Insurance Services. Hillbrook Insurance Company, Inc., a subsidiary of PepsiCo, provides insurance and risk management services to PBG pursuant to a contractual arrangement. Costs associated with such services in 1999 totaled approximately $58.3 million.

     National Accounts Services. PBG provides certain manufacturing, delivery and equipment maintenance services to PepsiCo's national account customers. In 1999, net amounts paid or payable by PepsiCo to PBG for these services were approximately $188.2 million.

     Marketing and Other Support Arrangements. PepsiCo provides PBG with various forms of marketing support. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. This marketing support is intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials), capital equipment funding and shared media and advertising support. For 1999, total direct marketing support funding paid or payable to PBG by PepsiCo approximated $521.8 million.

     Transactions with Bottlers in which PepsiCo holds an Equity Interest. PBG and Whitman Corporation, a bottler in which PepsiCo owns an equity interest, and PBG and Pepsi Bottling Ventures LLC, a bottler in which PepsiCo owns an equity interest, bought from and sold to each other finished beverage products. These transactions occurred in instances where the proximity of one party's production facilities to the other party's markets or lack of manufacturing capability, as well as other economic considerations, made it more efficient or desirable for one bottler to buy finished product from another. In 1999, PBG's sales to those bottlers totaled approximately $35.3 million and purchases were approximately $7.0 million.

     PBG provides certain administrative support services to Whitman Corporation and Pepsi Bottling Ventures LLC. In 1999, amounts paid or payable by Whitman Corporation and Pepsi Bottling Ventures LLC to PBG for these services were approximately $1.6 million.

     Relationships and Transactions with Management and Others. Linda G. Alvarado, a member of PBG's Board of Directors, together with her husband and children, own and operate Taco Bell and Pizza Hut restaurant companies that purchase beverage products from PBG. In 1999, the total amount of these purchases was approximately $360,000.

               INCENTIVE PLAN PROPOSALS -- BACKGROUND INFORMATION

     The Company's incentive compensation programs for executive officers include both long-term incentives and annual incentives. Incentives awarded by the Company in 1999 were granted under the 1999 PBG Long-Term Incentive Plan and the 1999 PBG Executive Incentive Compensation Plan (the "Former Plans"). PepsiCo, as the sole shareholder of the Company prior to the IPO, approved and adopted the Former Plans. Notwithstanding that the Former Plans were duly adopted by PepsiCo and continue to be in full force and effect since the IPO, Internal Revenue Service regulations require that such plans or new plans be submitted for shareholder approval at the first annual meeting of shareholders following the first anniversary of the IPO. Shareholder approval is required to qualify incentive compensation awarded after the 2000 Annual Meeting of Shareholders as "performance-based" compensation. "Performance-based" compensation is not subject to the limitation on deductibility for income tax purposes of certain executive compensation in excess of one million dollars under Section 162(m) of the Code.

     Incentives under the Former Plans generally qualify as "performance-based" compensation and were not subject to any deductibility limitations. The Board of Directors believes that it is important for the Company to take all steps reasonably necessary to ensure that the Company will be able in the future to take all available tax deductions with respect to long-term incentives and annual incentives. Therefore, the Compensation and Management Development Committee adopted, subject to shareholder approval, the PBG Long-Term Incentive Plan (the "LTIP") and the PBG Executive Incentive Compensation Plan (the "EICP").

     In order for the LTIP or the EICP to be approved by shareholders, each proposal must receive an affirmative vote of a majority of shares voted on such proposal at the Annual Meeting. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the adoption of such proposal. No awards under the LTIP will be made unless shareholder approval is obtained.

     The following descriptions of the LTIP and the EICP are qualified by reference to the full texts thereof, copies of which are attached to this proxy.

                                  APPROVAL OF
                            LONG-TERM INCENTIVE PLAN
                             (ITEM 2 ON PROXY CARD)

     Introduction. The Board of Directors recommends that shareholders approve the LTIP, which was adopted by the Compensation and Management Development Committee on March 3, 2000, subject to shareholder approval. If the LTIP is approved by shareholders, certain awards made under the Plan will be eligible to qualify as "performance-based" compensation that is exempt from the one million dollar deduction limit (as described below) imposed by Section 162(m) and 7,500,000 shares of PBG Common Stock will be authorized and available for awards under the LTIP. A summary of the material provisions of the LTIP is set forth below and is qualified in its entirety by reference to the LTIP as set forth in Exhibit A hereto. If the LTIP is not so approved, it will be canceled.

     Purpose. The purpose of the LTIP is to: (i) provide long-term incentives to those persons with significant responsibility for the success and growth of PBG; (ii) attract and retain persons eligible to participate in the plan; and
(iii) align participants' interests with those of the Company's other shareholders through compensation that is based on the performance of the Company's Common Stock.

     Eligibility. Each key employee of the Company and its subsidiaries may be granted any of the awards under the LTIP. Awards are generally made at the discretion of the Committee (or the Subcommittee with respect to the executives who are deemed to be covered by Section 162(m)). As of February 22, 2000, the Company and its subsidiaries had approximately 400 key employees.

     Stock Options. The Committee or Subcommittee may grant options under the LTIP to purchase Common Stock that may be either non-qualified stock options or incentive stock options. The purchase price of a share of Common Stock under each option shall not be less than the fair market value of a share of Common Stock on the date the option is granted. The option shall be exercisable in accordance with the terms established by the Committee or the Subcommittee. In general, the Committee and the Subcommittee intend that the option terms will provide that options will become fully exercisable within three years after their grant date. The full purchase price of each share of Common Stock purchased upon the exercise of any option shall be paid at the time of the exercise. Except as otherwise determined by the Committee or Subcommittee, the purchase price shall be payable in cash or in Common Stock (valued at fair market value as of the day of exercise), or in any combination thereof.

     Stock Appreciation Rights. The Committee or Subcommittee may grant a stock appreciation right ("SAR") in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. An SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee or Subcommittee, which shall not be less than 100% of the fair market value of the Common Stock at the time the SAR is granted. Such excess amount shall be payable in Common Stock, in cash, or in a combination thereof, as determined by the Committee or Subcommittee.

     Performance Units. The Committee or Subcommittee may grant performance units (a right to receive a designated dollar amount of Common Stock or cash contingent on achievement of performance or other objectives). The full and/or partial payment of performance unit awards granted will be made only upon certification by the Committee or Subcommittee of the attainment by PBG, over a performance period established by the Committee or Subcommittee, of any one or more performance targets, which have been established by the Committee or Subcommittee and which are based on objective criteria. No payment will be made if the targets are not met.

     Restricted and Other Stock Awards. The Committee or Subcommittee may grant restricted stock awards (a grant of Common Stock with such shares subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more performance or other objectives, as determined by the Committee or Subcommittee) or share awards (a grant of Common Stock). Any such awards shall be subject to such conditions, restrictions and contingencies as the Committee or Subcommittee determines.

     Performance-Based Compensation. A federal income tax deduction will generally be unavailable for annual compensation in excess of one million dollars paid to the CEO and the four other most highly compensated officers of a public corporation. However, amounts that constitute "performance-based" compensation are not counted toward the one million dollar limit. The Subcommittee may designate any award described in the preceding two paragraphs as intended to be "performance-based" compensation. Any awards so designated shall be conditioned on the achievement of one or more performance goals, as required by Section 162(m). The performance goals that may be used by the Subcommittee for such awards shall be based on any one or more of the following Company performance measures, as selected by the Subcommittee: cash flow; earnings; earnings per share; market value added or economic value added; EBITDA; return on assets; return on equity; return on investment capital; revenues; stock price; or total shareholder return. Each goal may be based on or otherwise employ comparisons relating to capital, shareholders' equity and/or shares outstanding, investments or to assets or net assets. To satisfy the requirements that apply to "performance-based" compensation, these goals must be approved by the Company's shareholders, and approval of the Plan will also constitute approval of the foregoing goals.

     Administration. The LTIP is administered by the Committee (or the Subcommittee, with respect to the executive officers and other executives deemed covered by Section 162(m)) (collectively, the "Committees"). The Committees will have the authority and discretion to select from among the eligible individuals those persons who shall receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and subject to certain limits, to cancel or suspend awards. Each of the Committees will have the authority and discretion to interpret the LTIP, to establish, amend, and rescind any rules and regulations relating to the LTIP, and to make all other determinations that may be necessary or advisable for the administration of the LTIP. Any interpretation of the LTIP by the Committees and any decision made by it under the LTIP is final and binding on all persons. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, each of the Committees may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

     In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committees may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committees may include: (i) adjustment of the number and kind of shares which may be delivered under the LTIP; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Committees determine to be equitable.

     Except as otherwise provided by the Committees, awards under the LTIP are not transferable except as designated by the participant by will or by the laws of descent and distribution.

     Limit on Shares. The maximum number of shares of stock that may be delivered to participants under the LTIP is 7,500,000 shares of Common Stock (adjusted for corporate transactions described above). No participant may be granted awards which would result in his or her receiving, in the aggregate, during the term of the Plan, more than 25% of the maximum number of shares available for award under the LTIP. Solely for purposes of determining whether this maximum is met, a performance unit or SAR shall be treated as entitling the holder thereof to one share of Common Stock.

     Change in Control. Upon a change in control, as defined in the LTIP, all outstanding options and SAR's will become fully exercisable and all performance units and other stock awards will become fully vested. Following an involuntary termination or certain other events after a change in control, a participant will become entitled to receive the value of his or her awards.

     Amendment and Termination. The Committees may, at any time, amend or terminate the LTIP, provided that no amendment or termination may, in the absence of consent to the change by the affected participant, adversely affect the rights of any participant or beneficiary under any award granted under the LTIP prior to the date such amendment is adopted by the Board. However, unless the shareholders of PBG shall have first approved, no amendment may change eligibility, increase the limits on shares, change the performance goals for performance units, or decrease the minimum option or SAR exercise price.

     Federal Income Tax Considerations. The following is a brief description of the federal income tax treatment that will generally apply to awards under the LTIP based on current federal income tax rules.

     Non-Qualified Options. The grant of a non-qualified option will not result in taxable income to the participant. Generally, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock acquired over the exercise price for those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon the subsequent disposition of such shares will be treated as capital gains and losses, with the basis in such Common Stock equal to the fair market value of the shares at the time of exercise.

     Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code). The excess of the fair market value of the Common Stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant's alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

     If the participant does not sell or otherwise dispose of the Common Stock within two years from the date of the grant of the incentive stock option, nor within one year after the transfer of such Common Stock to the participant, then, upon disposition of such Common Stock, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain and the Company will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the exercise price, or
(ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and the Company will be entitled to a corresponding deduction. If the amount realized upon the disposition of the shares exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized upon the disposition of the shares is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

     Stock Appreciation Rights. The grant of an SAR will not result in taxable income to the participant. Generally, upon exercise of an SAR, the amount of cash or the fair market value of Common Stock received will be taxable to the participant as ordinary income and the Company will be entitled to a corresponding deduction. If the SAR is settled in Common Stock, gains and losses realized by the participant upon the disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

     Performance Units. A participant who has been granted a performance unit award will not realize taxable income at the time of grant and the Company will not be entitled to a corresponding deduction. Generally, the participant will have compensation income at the time of distribution equal to the amount of cash received and the then fair market value of the distributed shares and the Company will be entitled to a corresponding deduction.

     Restricted and Other Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant and the Company will not be entitled to a corresponding deduction, assuming that the restrictions constitute a "substantial risk of forfeiture" for federal income tax purposes. Upon the vesting of stock subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and the Company will be entitled to a corresponding deduction. A participant may elect pursuant to Section 83(b) of the Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date and the Company will be entitled to a corresponding deduction. The fair market value of unrestricted stock is taxable as compensation to the participant (and deductible by the Company) at the time the stock is transferred.

     Withholding of Taxes. The Company may withhold amounts from participants to satisfy withholding tax requirements. Subject to guidelines established by the Committees, participants may have Common Stock withheld from awards or may tender Common Stock to the Company to satisfy tax withholding requirements.

     One Million Dollar Limit. As previously noted, Section 162(m) disallows a federal income tax deduction for certain compensation in excess of one million dollars per year paid to each of the Company's CEO and its four other most highly compensated executive officers. Compensation that qualifies as "performance-based" compensation is not subject to the one million dollar limit. The LTIP has been structured to permit awards and payments that will satisfy the requirements applicable to "performance-based" compensation.

     Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the LTIP. A participant may also be subject to state and local taxes in connection with the grant of awards under the LTIP. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PBG LONG-TERM INCENTIVE PLAN.

                                  APPROVAL OF
                     EXECUTIVE INCENTIVE COMPENSATION PLAN
                             (ITEM 3 ON PROXY CARD)

     Introduction. The Board of Directors recommends that shareholders approve the EICP, which was adopted by the Compensation and Management Development Committee on March 3, 2000, subject to shareholder approval. If the EICP is approved by shareholders, incentive payments made under the Plan will qualify as "performance-based" compensation that is exempt from the one million dollar deduction limit (as described below) imposed by Section 162(m) of the Code. A summary of the material provisions of the EICP is set forth below and is qualified in its entirety by reference to the EICP as set forth in Exhibit B hereto.

     Purpose. The principal purposes of the EICP are to provide incentives and rewards to executive officers of PBG for contributing to the success and growth of PBG and to assist PBG in attracting, motivating and retaining these key employees on a competitive basis.

     Administration of the Plan. The EICP shall be administered by the Subcommittee.

     The Subcommittee shall have all powers vested in it by the terms of the EICP, such powers to include authority (within the limitations described herein) to select the persons to be granted awards under the EICP, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether awards will be paid at the end of the award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

     The Subcommittee shall establish in writing one or more performance goals to be attained (which performance goals may be stated as alternative performance goals) for each calendar year on or before the latest date permitted under
Section 162(m) of the Code or any regulations promulgated thereunder (the "section 162(m) deadline"). Performance goals may be based on any one or more of the following business criteria as the Subcommittee, in its sole discretion, may select: earnings per share; revenue growth; corporate earnings; return on assets; return on equity; return on investment capital; profits; cash flow; market value added; economic value added; or earnings before interest, taxes, depreciation and amortization.

     The Subcommittee shall have full power and authority to administer and interpret the EICP and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the EICP and for the conduct of its business as the Subcommittee deems necessary or advisable. The Subcommittee's interpretation of the EICP, and all actions taken and determinations made by the Subcommittee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including PBG, its shareholders and any person receiving an award under the EICP.

     Eligibility. Executive officers of PBG are eligible to receive annual incentive awards under the EICP. The eligible group is approximately five to ten persons.

     Awards.

     (a) Setting Awards. The Subcommittee shall specify target annual incentive awards for executive officers of PBG in January of each year (or at such other times as the Subcommittee deems appropriate). In addition, if an individual becomes an executive officer during a year, the Subcommittee may assign the executive a target incentive award for that year upon his or her becoming an executive officer. Target incentive awards are subject to performance-based maximums that the Subcommittee will establish for a year not later than the section 162(m) deadline.

     (b) Payment of Awards. Awards will be payable in cash for a year upon certification by the Subcommittee that PBG achieved one or more of the specified performance targets for the year. Payments may be above or below target (based on performance as determined by the Subcommit-tee in its discretion), but may not be greater than the award maximum that relates to the level of performance attained. No payment will be made if the minimum performance target(s) is not met.

     Miscellaneous Provisions.

     (a) Guidelines. The Subcommittee shall adopt from time to time written policies for its implementation of the EICP.

     (b) Withholding Taxes. PBG shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards.

     (c) No Rights to Awards. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the EICP. Neither the EICP nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of PBG or any of its subsidiaries.

     (d) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by PBG and not charged to any award or to any employee receiving an award.

     (e) Funding of the Plan. The EICP shall be unfunded. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the EICP.

     (f) Maximum Awards. The maximum incentive award that may be paid to any eligible executive under the EICP for a year is $5,000,000. This maximum is a limitation and not a target. The limit has been set to make it possible for the EICP to reward truly extraordinary performance. The actual amount payable to an eligible executive will be determined by the Subcommittee but in no event will exceed this maximum.

     Effective Date, Amendments and Termination.

     (a) Effective Date. Subject to shareholder approval, the EICP shall become effective on January 1, 2000.

     (b) Amendments. The Subcommittee may at any time terminate or from time to time amend the EICP in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards already made under the Plan.

     In addition, unless the shareholders of PBG shall have first approved, no amendment of the EICP shall be effective which would modify the requirements as to eligibility for participation in the Plan, which would increase the maximum amount that can be paid to any one participant under the Plan or which would change the performance measures used to determine maximum incentive awards.

     (c) Termination. No awards shall be made under the EICP Plan after December 31, 2005. Determination of the actual amount to be paid and payment may occur later.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PBG EXECUTIVE INCENTIVE COMPENSATION PLAN.

                               NEW PLAN BENEFITS

     The following table sets forth the annual incentive amounts that would have been received by the persons or groups listed below if the EICP had been in effect for 1999.

                                                                   EICP
NAME                                                          DOLLAR VALUE($)
----                                                          ---------------
1. Craig E. Weatherup.......................................    $1,200,000
2. John T. Cahill...........................................       531,250
3. Eric J. Foss.............................................       260,000
4. Pamela C. McGuire........................................       223,440
5. Margaret D. Moore........................................       291,850
Executive Officer Group.....................................     2,712,790

     The exact number of future stock options that may be allocated to any one individual or group of individuals under the 2000 LTIP is not presently determinable. In addition, the exact number of stock options which would have been allocated to any one individual or group of individuals had the LTIP been in effect in 1999 is also not determinable.

                              APPROVAL OF AUDITORS
                             (ITEM 4 ON PROXY CARD)

     The Board of Directors, upon recommendation of the Audit Committee, recommends that KPMG LLP continue as PBG's independent auditors for fiscal 2000. They have been PBG's independent auditors since 1999. They were paid approximately $1,436,000 for audit and audit-related services rendered for 1999. Representatives of KPMG LLP will be available to answer questions at the Annual Meeting and are free to make statements during the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2000.

                                 OTHER MATTERS

     As of the mailing date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Meeting. If matters other than the ones listed in this Proxy Statement arise at the Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

     CONFIDENTIALITY. PBG's policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PBG retains an independent organization to tabulate shareholder votes and certify voting results.

                       YEAR 2001 SHAREHOLDERS' PROPOSALS

     PBG welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2001 Annual Shareholders' Meeting, and included in the Proxy Statement for that Meeting, it must receive the proposal in writing on or before December 2, 2000. If a proposal is received by February 15, 2001, PBG may include it in the Proxy Statement and, if it does, may use its discretionary authority to vote on the proposal. For proposals that are not submitted by February 15, 2001, PBG may use its discretionary voting authority when the proposal is raised at the 2001 Annual Meeting, without inclusion of the proposal in its Proxy Statement.

                                    GENERAL

     PBG will pay the costs of preparing, assembling and mailing this Proxy Statement and the costs relating to the Annual Meeting.

     In addition to the solicitation of proxies by mail, PBG intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for such solicitation.

     To be sure that we have the necessary quorum to hold the Annual Meeting, PBG has hired the firm of Morrow & Co., Inc., to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $12,000.

     Employees of PBG may also solicit proxies. They will not receive any additional pay for such solicitation.

     The Annual Report to Shareholders for 1999 and financial statements were mailed with this Proxy Statement or were previously delivered to shareholders and are not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please write or call PBG's Director of Investor Relations, at The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589 or (914) 767-7216.

     Please complete, sign, and date the enclosed proxy card, which can be revoked by voting at the meeting, and mail it promptly in the enclosed postage-paid envelope.

                                          By Order of the Board of Directors,

                                          [/s/ Pamela C. McGuire]
                                          Pamela C. McGuire
                                          Secretary

                                                                       EXHIBIT A

                          PBG LONG TERM INCENTIVE PLAN

1.  PURPOSE.

     The purposes of the PBG Long Term Incentive Plan (the "Plan") are: (a) to provide long term incentives to those persons with significant responsibility for the success and growth of The Pepsi Bottling Group, Inc. ("PBG") and its subsidiaries, divisions and affiliated businesses (collectively, the "Company");
(b) to assist the Company in attracting and retaining key employees on a competitive basis; and (c) to associate the interests of such employees with those of PBG shareholders.

2.  ADMINISTRATION OF THE PLAN.

     (a) The Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors of PBG (except that, with respect to executive officers and other executives deemed covered by section 162(m) of the Internal Revenue Code (collectively, "Covered Executives"), the Plan shall be administered by such Committee's Compensation Subcommittee. The Compensation Subcommittee shall be appointed by the Board of Directors of PBG (the "Board") and shall consist of two or more members of the Board who qualify as outside directors for purposes of section 162(m) of the Internal Revenue Code. Any reference in the Plan to the "Committee" shall be understood to refer to the Compensation and Management Development Committee or the Compensation Subcommittee, whichever has administrative authority with respect to the matter.

     (b) The Committee shall have all powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described herein) to select the employees to be granted awards under the Plan; to determine the type, size and terms of awards to be granted to each employee selected; to determine the time when awards will be granted and any conditions which must be satisfied by employees before an award is granted; to establish performance objectives and conditions for earning awards; to determine whether such objectives and conditions have been met and whether awards will be paid at the end of the award period or at the time the award is exercised (whichever applies), or whether payment will be deferred; to determine whether payment of an award should be reduced or eliminated; and to determine whether such awards should qualify as deductible in their entirety for federal income tax purposes.

     (c) The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, PBG shareholders and any person receiving an award under the Plan.

     (d) Except with respect to Covered Executives (or as prohibited by law or applicable stock exchange rules), the Committee may delegate to one or more persons any or all of its authority under Sections 2(b) and 2(c).

3.  ELIGIBILITY.

     Each key employee of the Company may, in the Committee's discretion, be granted any of the awards available under the Plan.

4.  AWARDS.

     (a) Types. Awards under the Plan include stock options, incentive stock options, stock appreciation rights, performance units, restricted stock and share awards.

          (i) Stock Options. Stock options are rights to purchase shares of PBG Common Stock ("Common Stock") at a fixed price for a specified period of time. The purchase price per share of Common Stock covered by a stock option awarded pursuant to this Plan, including any incentive stock options, shall be equal to or greater than the "Fair Market Value" of a share of PBG Common Stock on the date the stock option is awarded. "Fair Market Value" means an amount equal to the average of the high and low sales prices for Common Stock as reported on the composite tape for securities listed on The New York Stock Exchange, Inc. on the date in question (or, if no sales of Common Stock were made on such Exchange on this date, on the next preceding day on which sales were made on such Exchange), except that such average price shall be rounded up to the nearest one-fourth. The purchase price per share may be payable in cash or Common Stock or both (with any Common Stock valued at its Fair Market Value on the date of exercise).

          (ii) Stock Appreciation Rights. Stock appreciation rights ("SARs") are rights to receive the difference between: (A) an exercise price, which shall not be less than the Fair Market Value of a share of PBG Common Stock on the grant date, and (B) the Fair Market Value of a share of Common Stock on the date the SAR is exercised. Such difference may be paid in cash, Common Stock or both.

          (iii) Performance Units. Performance units are rights to receive up to 100% of the value of shares of Common Stock as of the date of grant, which value may be paid in cash or Common Stock, without payment of any amounts to PBG. The full and/or partial payment of performance unit awards granted under this Plan will be made only upon certification by the Committee of the attainment by PBG, over a performance period established by the Committee, of any one or more performance targets, which have been established by the Committee. In the case of Covered Executives, the applicable performance targets shall be based on one or more of the following business criteria, as selected by the Committee in its sole discretion: cash flow, earnings, earnings per share, market value added, economic value added, EBITDA (earnings before interest, taxes, depreciation and amortization), return on assets, return on equity, return on investment capital, revenues, stock price, or total shareholder return. Each criterion may be determined in comparison to capital, shareholders' equity, shares outstanding, investments, assets or net assets. Performance targets may be stated in the alternative. No payment will be made if the minimum applicable performance target is not met.

          (iv) Restricted Stock. Restricted stock awards are grants of Common Stock subject to a substantial risk of forfeiture or other restrictions. The full and/or partial vesting of any restricted stock award made to key employees under this Plan will occur in accordance with a vesting schedule established by the Committee and/or upon the attainment by PBG of any primary or secondary performance targets, which have been established by the Committee at the time the award is made. These targets shall be based on objective criteria, including (without limitation) one or more of the following: cash flow, earnings, earnings per share, market value added, economic value added, EBITDA (earnings before interest, taxes, depreciation and amortization), return on assets, return on equity, return on investment capital, revenues, stock price, or total shareholder return. Each criterion may be determined in comparison to capital, shareholders' equity, shares outstanding, investments, assets or net assets. Performance targets may be stated in the alternative. No payment will be made if the minimum applicable performance target is not met.

          (v) Share Awards. Share awards are grants of shares of Common Stock. The Committee may grant a share award to any eligible employee on such terms and conditions as the Committee may determine in its sole discretion. Share awards may be made as additional compensation for services rendered by the eligible employee or may be in lieu of cash or other compensation to which the eligible employee is entitled from the Company.

     (b) Supplemental Awards. Employees who are newly hired or promoted into eligible status during the vesting or performance period may be granted supplemental pro rata grants or supplemental incremental grants of stock options, performance units and/or restricted stock, as determined by the Committee in its sole discretion.

     (c) Negative Discretion. Notwithstanding the attainment by PBG of one or more performance target specified under this Plan, the Committee has the discretion, by participant, to reduce some or all of an award that would otherwise be paid.

     (d) Guidelines. The Committee may, from time to time, adopt written policies for its implementation of the Plan. Any such policies shall be consistent with the Plan and may include, but need not be limited to, the type, size and term of awards to be made, and the conditions for payment of such awards.

     (e) Maximum Awards. An eligible employee may be granted multiple awards under the Plan, but no one employee may be granted awards which would result in his or her receiving, in the aggregate, during the term of the Plan, more than 25% of the maximum number of shares available for award under the Plan. Solely for the purposes of determining whether this maximum is met, a performance unit or SAR shall be treated as entitling the holder thereof to one share of Common Stock.

     (f) Employment by the Company. To the extent the vesting, exercise, or term of any stock option, SAR or restricted stock award is conditioned on employment by the Company, an award recipient whose Company employment terminates through a Company-approved transfer to an allied organization: (i) shall vest in and be entitled to exercise any stock option, SAR or restricted stock award immediately prior to the transfer, (ii) shall have employment with the allied organization treated as employment by the Company in determining the term of such award and the period for exercise, and (iii) shall have the allied organization considered part of the Company for purposes of applying the misconduct provisions of Section 8. The Chief Personnel Officer shall specify the entities that are considered allied organizations as of any time.

5.  SHARES OF STOCK SUBJECT TO THE PLAN.

     The shares that may be delivered or purchased under the Plan shall not exceed an aggregate of 7,500,000 shares of Common Stock, as adjusted, if appropriate, pursuant to Section 7 hereof.

6.  DEFERRED PAYMENTS.

     The Committee may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Common Stock or a combination thereof, shall be deferred. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion.

7.  DILUTION AND OTHER ADJUSTMENTS.

     In the event of (i) any change in the outstanding shares of Common Stock by reason of any split, stock dividend, recapitalization, merger, reorganization, consolidation, combination or exchange of shares, (ii) any separation of a corporation (including a spin-off or other distribution of assets of the Company to its shareholders), (iii) any partial or complete liquidation, or (iv) other similar corporate change, such equitable adjustments shall be made in the Plan and the awards thereunder as the Committee determines are necessary and appropriate, including, if necessary, an adjustment in the maximum number or kind of shares subject to the Plan or which may be or have been awarded to any participant (including the conversion of shares subject to awards from Common Stock to stock of another entity). Such adjustment shall be conclusive and binding for all purposes of the Plan.

8.  MISCONDUCT.

     If the Committee or its delegate determines that a participant has, at any time prior to, or within twelve months after, the exercise of any option or SAR granted hereunder or the vesting of any other award made hereunder committed "Misconduct," then the Committee may, in its sole discretion: (i) cancel any outstanding option or other award granted hereunder and (ii) require the participant to pay to the Company any and all gains realized from any options or awards granted hereunder that were exercised (in the case of options or SARs), or vested (in the case of other awards), within the twelve month period immediately preceding the date of such cancellation (or if there is no cancellation, the date on which such claim for payment is made). A participant commits Misconduct if the Committee or its delegate determines that the participant: (a "Competed" (as defined below) with the Company; (b) engaged in any act which is considered by the Committee to be contrary to the Company's best interests, including, but not limited to, recruiting or hiring away employees of the Company; (c) violated the Company's Code of Conduct or engaged in any other activity which constitutes gross misconduct; (d) engaged in unlawful trading in the securities of PBG or of any other company based on information gained as a result of his or her employment with the Company; or (e) disclosed to an unauthorized person or misused confidential information or trade secrets of the Company. This paragraph shall also apply in the case of a former Company employee (including, without limitation, a retired or disabled employee) who commits Misconduct after his or her employment with the Company terminated.

     "Competed" shall mean (i) worked for, managed, operated, controlled or participated in the ownership, arrangement, operation or control of (or have been connected with or served on the board of directors of) any company or entity that engages in the production, marketing or sale of any product or service which is also produced, marketed or sold by the Company; or (ii) any action or omission which is injurious to the Company or which diverts customers or suppliers from the Company.

9.  CHANGE IN CONTROL.

     Upon a "Change in Control" (as defined in subsection (d) below), the following shall occur:

     (a) Options and SARs. At the date of such Change in Control, all outstanding and unvested stock options and SARs granted under the LTIP shall immediately vest and become exercisable, and all stock options and SARs then outstanding under the LTIP shall remain outstanding in accordance with their terms. In the event that any stock option or SAR granted under the LTIP becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such option or SAR is involuntarily terminated (other than for cause) within two years after the Change in Control; (ii) such option or SAR is terminated or adversely modified; or (iii) PBG Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such option or SAR shall immediately be entitled to receive a lump sum cash payment equal to the gain on such option or SAR on the date such option or SAR becomes unexercisable. For purposes of the preceding sentence, the gain on a stock option or SAR shall be calculated as the difference between the Fair Market Value per share of PBG Common Stock as of the date such option or SAR becomes unexercisable less the exercise price per share of such option or SAR.

     (b) Performance Units, Restricted Stock or Share Awards. Each performance unit, restricted sock and share award granted under the LTIP that are outstanding on the date of the Change in Control shall immediately vest, and the holder of such performance unit, restricted stock or share award shall be entitled to a lump sum cash payment equal to the amount of such award payable at the end of the performance period as if 100% of the performance objectives have been achieved.

     (c) Time of Payment. Any amount required to be paid pursuant to this Section shall be paid within 20 days after the date such amount becomes payable.

     (d) Definition. A "Change in Control" means the occurrence of any of the following events: (i) any individual, corporation, partnership, group, association or other entity, other than PepsiCo, Inc. ("PepsiCo") or an entity approved by PepsiCo, is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of PBG's outstanding securities ordinarily having the right to vote at elections of directors; (ii) during any consecutive two-year period, persons who constitute the Board at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period or was approved by PepsiCo); (iii) the approval by the shareholders of PBG of a plan or agreement providing for a merger or consolidation of PBG with another company, other than with PepsiCo or an entity approved by PepsiCo, and PBG is not the surviving company (unless the shareholders of PBG prior to the merger or consolidation continue to have 50% or more of the combined voting power of the surviving company's outstanding securities); or (iv) the sale, exchange or other disposition of all or substantially all of PBG's assets, other than to PepsiCo or an entity approved by PepsiCo.

     In addition, a "Change in Control" means the occurrence of any of the following events with respect to PepsiCo: (i) any individual, corporation, partnership, group, association or other entity is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the combined voting power of PepsiCo's outstanding securities ordinarily having the right to vote at elections of directors; excluding, however, any acquisition by PepsiCo or any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo;
(ii) during any consecutive two-year period, persons who constitute the Board of Directors of PepsiCo (the "PepsiCo Board") at the beginning of the period cease to constitute at least 50% of the PepsiCo Board (unless the election of each new PepsiCo Board member was approved by a majority of directors who began the two-year period); (iii) the approval by the shareholders of PepsiCo of a plan or agreement providing for a merger or consolidation of PepsiCo with another company, and PepsiCo is not the surviving company (unless the shareholders of PepsiCo prior to the merger or consolidation continue to have 50% or more of the combined voting power of the surviving company's outstanding securities); or
(iv) the sale, exchange or other disposition of all or substantially all of PepsiCo's assets.

10.  MISCELLANEOUS PROVISIONS.

     (a) Rights as Shareholder. A participant in the Plan shall have no rights as a holder of Common Stock with respect to awards hereunder, unless and until certificates for shares of Common Stock are issued to such participant.

     (b) Assignment or Transfer. Unless the Committee shall specifically determine otherwise, no award granted under the Plan or any rights or interests therein shall be assignable or transferable by a participant, except by will or the laws of descent and distribution.

     (c) Agreements. All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions (not inconsistent with the Plan), as the Committee shall approve.

     (d) Requirements for Transfer. No share of Common Stock shall be issued or transferred under the Plan until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares of Common Stock made to any participant upon such participant's written undertaking to comply with such restrictions on his subsequent disposition of such shares as the Committee or PBG shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

     (e) Withholding Taxes. PBG shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards, and with respect to awards paid or satisfied in stock, to require the payment (through withholding from the participant's salary or otherwise) of any such taxes. The obligations of PBG to make delivery of awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

     (f) No Implied Rights to Awards. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

     (g) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by PBG and not charged to any award nor to any employee receiving an award.

     (h) Funding of Plan. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

11.  EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

     (a) Effective Date. The Plan shall become effective on its approval by PBG's shareholders.

     (b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan.

     In addition, unless the shareholders of PBG shall have first approved, no amendment of the Plan shall be effective which would: (i) modify the requirements as to eligibility for participation in the Plan; (ii) increase the maximum number of shares of Common Stock which may be delivered under the Plan or to any one individual, except to the extent such amendment is made pursuant to Section 7 hereof, (iii) change the performance criteria for performance units, or (iv) decrease the minimum option or SAR exercise price.

     The Committee may, at any time, amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan; provided, however, that if such amendment is adverse to the participant, the amendment shall not be effective unless and until the participant consents, in writing, to such amendment.

     (c) Termination. No awards shall be granted under the Plan after December 31, 2005. Determination of the award actually earned and payout or settlement of the award may occur later.

                                                                       EXHIBIT B

                   PBG EXECUTIVE INCENTIVE COMPENSATION PLAN

1.  PURPOSE.

     The principal purposes of the PBG Executive Incentive Compensation Plan (the "Plan") are to provide incentives and rewards to executive officers of The Pepsi Bottling Group, Inc. ("PBG") for contributing to the success and growth of PBG and to assist PBG in attracting, motivating and retaining these key employees on a competitive basis.

2.  ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Compensation Subcommittee of the Compensation and Management Development Committee of the Board of Directors of PBG (the "Subcommittee"). The Subcommittee shall be appointed by the Board of Directors and shall consist of two or more members of the Board who qualify as outside directors for purposes of section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder ("Section 162(m)").

     The Subcommittee shall have all powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to determine whether performance objectives and conditions for earning awards have been met, to determine whether awards will be paid following the end of the award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

     For each PBG fiscal year, the Subcommittee shall establish in writing (on or before the latest date permitted under Section 162(m)) one or more performance goals to be attained, which performance goals may be stated as alternative performance goals. Performance goals may be based on any one or more of the following business criteria as the Subcommittee, in its sole discretion, may select:

     - earnings per share

     - revenue growth

     - corporate earnings

     - return on assets

     - return on equity

     - return on investment capital

     - profits

     - cash flow

     - market value added

     - economic value added

     - earnings before interest, taxes, depreciation and amortization.

     The Subcommittee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Subcommittee deems necessary or advisable. The Subcommittee's interpretations of the Plan, and all actions taken and determinations made by the Subcommittee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including PBG, its shareholders and any person receiving an award under the Plan.

3.  ELIGIBILITY.

     Executive officers of PBG (including any executive officers of PBG's subsidiaries who are named executive officers of PBG) are eligible to be granted awards under the Plan.

4.  AWARDS.

     (a) Setting Awards. For each PBG fiscal year, the Subcommittee shall establish maximum incentive awards for particular levels of performance by PBG's executive officers. Subject to these maximums, target incentive awards may also be established. The pre-established maximum awards shall apply to all individuals who either are executive officers at the beginning of the fiscal year or become executive officers during the fiscal year.

     (b) Payment of Awards. Awards will be payable for a fiscal year upon certification by the Subcommittee that PBG achieved the performance target(s) that the Subcommittee had previously established for the year. No payment will be made if the minimum performance target(s) is not met.

     (c) Negative Discretion. Notwithstanding the attainment by PBG of one or more specified performance targets, the Subcommittee has the discretion, by participant, to pay less than the maximum incentive award that relates to that level of performance.

     (d) Maximum Possible Award. No participant may receive an incentive award for a PBG fiscal year that is more than $5,000,000.

5.  MISCELLANEOUS PROVISIONS.

     (a) Guidelines. The Subcommittee may adopt from time to time written policies for its implementation of the Plan.

     (b) Withholding Taxes. PBG shall have the right to deduct from all Plan awards any federal, state, local or foreign taxes required by law to be withheld with respect to such awards.

     (c) No Implied Rights. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of PBG or any of its subsidiaries, divisions or affiliates.

     (d) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by PBG and not charged to any award or to any employee receiving an award.

     (e) Funding of Plan. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

6.  EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

     (a) Effective Date. The Plan shall become effective upon its approval by PBG's shareholders.

     (b) Amendments. The Subcommittee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

     In addition, unless the shareholders of PBG shall have first approved, no amendment of the Plan shall be effective which would: (i) modify the eligibility requirements for participation in the Plan, (ii) increase the maximum possible award that may be paid to a participant under the Plan, or (iii) change the business criteria that may be used for performance goals.

     (c) Termination. No awards shall be made under the Plan after December 31, 2005. Determination of the actual amount to be paid and payment may occur later.

                     (This page intentionally left blank.)

                                   [PBG LOGO]
                            The Pepsi Bottling Group



                                 March 31, 2000


                       Your proxy card is attached below.

    Please read the enclosed Proxy Statement, then vote and return the card at your earliest convenience.


                            * FOLD AND DETACH HERE *
--------------------------------------------------------------------------------
   -------
  |       |
   -------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 4.

1. Election of Directors: Nominees Linda G. Alvarado, Barry H. Beracha, John T.
                                   Cahill, Thomas W. Jones, Thomas H. Kean,
                                   Susan D. Kronick, Robert F. Sharpe, Jr., Karl
                                   M. von der Heyden and Craig E. Weatherup


FOR all nominees [ ]          WITHHOLD AUTHORITY [ ]              EXCEPTIONS [ ]
                              to vote for all nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.) *Exceptions _______________________________________________________________

2. Approval of Long-Term Incentive Plan

                      FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

3. Approval of Executive Incentive Compensation Plan

                      FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

4. Approval of Auditors

                      FOR [ ]   AGAINST [ ]    ABSTAIN [ ]

Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items No. 1, 2, 3 and 4.

     Change of Address and/           I PLAN TO ATTEND ANNUAL MEETING. If you
     or Comments Mark Here  [ ]       check this box to the right an admission
                                      card will be sent to you.     [ ]

Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc., Notice of Meeting and Proxy Statement.
IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.


                                     Dated: _____________________________, 2000

                             |       __________________________________________
                             |                       Signature
                             |
                             |       __________________________________________
                       ------                         Signature

(Please sign, date and return this               Votes MUST be indicated
proxy card in the enclosed envelope.)            (x) in black or blue ink.   [ ]

--------------------------------------------------------------------------------
                               Please Detach Here
              *  You Must Detach This Portion of the Proxy Card  *
                  Before Returning it in the Enclosed Envelope

                  Directions to The Pepsi Bottling Group, Inc.
                                Somers, New York

                 --------------------------------------------
                 |                     MAPS                 |
                 --------------------------------------------

                               DIRECTIONS BY CAR
The Pepsi Bottling Group's Headquarters is located at the Intersection of Rt. 35 and Rt. 100 in Somers, New York. The headquarters has two entrances, one on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100 and the second on Rt. 100 approximately 100 yards North of the Intersection of Rt. 35 and Rt. 100.

                                   FROM I-684
If you are using I-684 (either North or South) take exit #6 (Katonah-Cross River, Rt. 35) Take Rt. 35 West for approximately two miles. Entrance is on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100.

                           FROM MANHATTAN - WEST SIDE
West Side Highway/Henry Hudson Parkway to Saw Mill River Parkway. Saw Mill River Parkway merges with I-684 at exit #6. Take exit #6 and follow directions above.

                           FROM MANHATTAN - EAST SIDE
FDR Drive to I-87 Major Deegan North to Saw Mill River Parkway and follow directions above.

                             FROM BRONX - EAST SIDE
Hutchinson River Parkway North to I-684 (Brewster) North and follow directions above.

                        FROM BROOKLYN AND J.F.K. AIRPORT
Van Wyck Expressway (676) to the Bronx Whitestone Bridge to Hutchinson River Parkway North, Take I-684 (Brewster) North and follow directions above.

                             FROM LAGUARDIA AIRPORT
Grand Central Parkway East. Exit Whitestone Expressway. Cross the Whitestone Bridge North to Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                          FROM LONG ISLAND AND QUEENS
Long Island Expressway or the Grand Central Parkway to the Cross Island Parkway. Cross Island Parkway West to the Throgs Neck Bridge. Cross the Bridge North and travel North on New England Thruway (Route 95) to Cross Westchester (I-287) to (I-684) North and follow directions above.

                  FROM WEST OF HUDSON RIVER-TAPPAN ZEE BRIDGE
Cross Tappan Zee Bridge South. Follow Cross Westchester (I-287) to I-684 (Brewster) North and follow directions above.

                        FROM CONNECTICUT-MERRITT PARKWAY
Take the Merritt Parkway South, which becomes the Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                              NEW ENGLAND THRUWAY
Follow the New England Thruway to Exit for Cross Westchester Expressway Westbound to Exit 9 North, Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                           FROM CONNECTICUT - RT. 35
Heading West on Rt. 35 from the Connecticut/New York line (Ridgefield, CT.), proceed on Rt. 35 past the intersection of I-684 and follow directions above.

                         THE PEPSI BOTTLING GROUP, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 24, 2000

                      THIS PROXY IS SOLICITED ON BEHALF OF
              THE PEPSI BOTTLING GROUP, INC.'S BOARD OF DIRECTORS

     The undersigned hereby appoints Craig E. Weatherup, Pamela C. McGuire, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of The Pepsi Bottling Group, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc., in Somers, New York, on Wednesday, May 24, 2000 at 10:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

(Continued and to be signed on other side)
                                                  THE PEPSI BOTTLING GROUP, INC.
                                                  P.O. BOX 11425
                                                  NEW YORK, N.Y. 10203-0425